Exhibit 23.2


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K and into SLM Holding Corporation's previously filed Registration Statement No. 333-33577, Registration Statement No. 333-33575, and Registration Statement No. 333-44425, of our report dated January 13, 1998 included in the SLM Holding Corporation's 1997 Annual Report to Shareholders. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 1997 or performed any audit procedures subsequent to the date of our report.

/s/ Arthur Andersen LLP
Washington, D.C.
March 30, 1998